                           PURCHASE AND SALE CONTRACT

                                     between

                           CANAL CENTER PROPERTIES LLC

                                       and

                               TRANSPOTOMAC V LLC

                                   as SELLERS

                                       and

                         CARRAMERICA REALTY CORPORATION

                                    as BUYER

                               as of May 28, 2002

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                               TABLE OF CONTENTS

ARTICLE 1.
   Description of Property

ARTICLE 2.
   Sale Subject to Leases

ARTICLE 3.
   Purchase Price and Payment

ARTICLE 4.
   Form of Conveyance

ARTICLE 5.
   Closing

ARTICLE 6.
   Approvals and Conditions to Buyer's Obligations

ARTICLE 7.
   Conditions to Closing

ARTICLE 8.
   Default

ARTICLE 9.
   Certain Property Matters

ARTICLE 10.
   Entire Agreement Herein

ARTICLE 11.
   Damage or Destruction: Condemnation

ARTICLE 12.
   Representations and Warranties of Seller

ARTICLE 13.
   Maintenance; New Leases

ARTICLE 14.
   Apportionment of Taxes and Other Charges

ARTICLE 15.

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   Broker

ARTICLE 16.
   Continuation and Survival of Representations, Warranties, Indemnifications and Covenants

ARTICLE 17.
   Recording

ARTICLE 18.
   Notices

ARTICLE 19.
   Captions

ARTICLE 20.
   Successors and Assigns

ARTICLE 21.
   Closing Costs

ARTICLE 22.
   Governing Law

ARTICLE 23.
   Multiple Counterparts

ARTICLE 24.
   Representations and Warranties of Buyer

ARTICLE 25.
   Post-Closing Obligations

ARTICLE 26.
   Duties and Responsibilities of Escrow Agent

ARTICLE 27.
   Disclosure

ARTICLE 28.
   Like Kind Exchange

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Exhibits
--------

Exhibit A      Description of Real Property
Exhibit B      Personal Property
Exhibit C      Leases
Exhibit D      Form of Deed
Exhibit E      Form of Bill of Sale
Exhibit F      Form of Assignment and Assumption Agreement re: Leases
Exhibit G      Form of Assignment and Assumption Agreement re: Contracts
Exhibit H      Form of FIRPTA Affidavit
Exhibit I      Operating Contracts
Exhibit J      Section 6045 Designation
Exhibit K      Form of Estoppel Certificate
Exhibit K-1    Form of Seller's Estoppel Certificate
Exhibit L      List of Environmental Reports
Exhibit M      Seller's Title Insurance Policy
Exhibit N      Violations of Law
Exhibit 0      Loan Documents
Exhibit P      Tenant Inducement Costs and Brokerage Obligations
Exhibit Q      Lobby Renovation Description

                           PURCHASE AND SALE CONTRACT

     THIS AGREEMENT (the "Contract") is made as of the 28th day of May, 2002, by and between CANAL CENTER PROPERTIES LLC ("Canal Center") and TRANSPOTOMAC V LLC ("Transpotomac"), both Delaware limited liability companies, having offices c/o Beacon Capital Partners, One Federal Street, Boston, Massachusetts 02110 (hereinafter together referred to as "Seller"), and CARRAMERICA REALTY CORPORATION, a Maryland corporation, having its principal place of business at 1850 K Street, Washington D.C., NW 20006 (hereinafter referred to as "Buyer"). The obligations hereunder of the two above named entities comprising Seller are joint and several. Although this transaction covers multiple properties, this transaction constitutes a single transaction, and all such properties shall be bought and sold hereunder in one transaction and closing.

     WITNESSETH THAT, Canal Center owns those certain parcels of land described as the Canal Center Parcels on Exhibit A hereto and Transpotomac owns the certain parcel of land described as Transpotomac Parcel on Exhibit A hereto, together with the buildings and improvements thereon and appurtenances thereto, all located in Alexandria, Virginia (the "Realty").

     WITNESSETH FURTHER THAT, Seller desires to sell and Buyer desires to purchase the Property (as hereinafter defined) on the terms and subject to the conditions set forth herein.

     WITNESSETH FURTHER THAT, for the consideration hereinafter named, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties do hereby agree as follows:

     ARTICLE 1. Description of Property: Seller agrees to sell and Buyer agrees to buy upon the terms and conditions hereinafter set forth:

     (a) The Realty together with all right, title and interest of Seller in and to any land lying in the bed of any street (opened or proposed) adjacent to or abutting or adjoining such premises, together with all rights, privileges, rights of way and easements appurtenant to such premises, including, without limitation, all minerals, oil or gas on or under such premises, development rights, air rights, water rights and any easements, rights of way or other interests in, on, or under any land, highway, alley, street or right of way abutting or adjoining such premises (all of the foregoing, the "Real Property"),
(ii) all buildings and other improvements located thereon (the "Improvements", and, together with the Real Property, the "Premises"), (iii) all items of personal property owned by Seller and located on the Premises or used in connection with the ownership or operation of the Premises, described in Exhibit B, attached hereto and incorporated herein by reference, including, without implied limitation, whether or not listed on Exhibit B, all furniture, fixtures, equipment, machines, apparatus, appliances, supplies and personal property of every nature and description and all replacements thereof, (collectively, the "Personal Property"), (iv) the leases in the Property, and (v) to the extent assignable, any intangible and other property owned by Seller and used in the ownership or operation of the Premises including, without limitation, all plans and specifications, surveys, catalogs, booklets,

                                      -1-

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manuals, logs and records with respect to the sale, management, leasing, promotion, ownership, maintenance, use, occupancy and operation of the Premises, permits, licenses, approvals, guaranties, warranties, contracts, lease agreements, utility contracts, to the extent assignable, rights to use of the names Canal Center and Transpotomac, and other rights relating to the ownership, use or operation of the Premises (excluding attorney and accountant work product) (collectively, the "Intangibles"). All items referred to in clauses
(i), (ii), (iii), (iv) and (v) are herein sometimes collectively referred to as the "Property".

     (b) The Premises owned by Canal Center has the benefit of and is subject to a Declaration of Covenants, Conditions and Restrictions as described in the title insurance policy attached as Exhibit M which also creates an owners association known as the Transpotomac Canal Center Owner's Association, Inc. The Premises owned by Transpotomac has the benefit of and is subject to a Declaration of Covenants and Restrictions Affecting Trans Potomac Plaza as described in the title insurance policies attached as Exhibit M which also creates an owner's association known as Trans Potomac Plaza Owners Association, Inc. (Both associations are hereinafter referred to as "the Associations" and the declarations are hereinafter referred to as the "Declarations"). All of Seller's right, title and interest in the Associations shall be transferred to Buyer.

     ARTICLE 2. Sale Subject to Leases: Subject to the provisions of Article 4 hereof, the Property will be conveyed subject to certain leases and licenses together with any amendments, renewals, modifications, and extensions thereto and guarantees thereof (hereinafter called the "Leases") described in Exhibit C attached hereto and incorporated herein by reference, or as hereafter entered into by Seller pursuant to the provisions of Article 13 hereof.

     ARTICLE 3. Purchase Price and Payment: (a) The total purchase price (the "Purchase Price") for the Property is One Hundred Forty-Three Million Five Hundred Thousand and 00/100 Dollars ($143,500,000.00), which shall be payable at the Closing, as hereinafter defined, by the applicable Buyer entities assuming the Mortgage Loan (as hereinafter defined) and the Mezzanine Loan (as hereinafter defined), in each case as further described in paragraph 3(c) below, with the balance (the Purchase Price less the outstanding principal balance and accrued interest and other amounts owing under the Loan Documents as of the Closing Date) after adjustment for prorations, credits and cost allocations provided for in this Contract paid in lawful currency of the United States of America by deposit with the Title Company (hereinafter defined) of immediately available funds for wire transfer upon Closing to an account designated by Seller, which designation shall be made not less than two (2) days prior to the Closing.

     (b) As security for Buyer's performance hereunder, on or prior to the expiration of the Due Diligence Period (defined in Article 6) and as a condition to Buyer proceeding pursuant to Article 6, Buyer shall deposit Five Million Dollars ($5,000,000.00) with First American Title Insurance Company ("Escrow Agent"). The amount deposited with Escrow Agent, together with all interest earned thereon, is hereinafter referred to as the "Deposit." The Deposit shall be deposited in a federally insured interest-bearing, money market account. At the Closing, the Deposit shall be paid to Seller and applied in reduction of the Purchase Price payable at the Closing.

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     (c) The Property is presently encumbered by a first mortgage loan originally in favor of Morgan Stanley Dean Witter Mortgage Capital Inc. in the original principal sum of Seventy-Two Million Dollars ($72,000,000), currently serviced by Wells Fargo Bank, N.A. and having an outstanding principal balance of $63,500,000 (the "Mortgage Loan"). In addition, ALEXMEZZ LLC ("ALEXMEZZ" or "Seller's Owner"), a Delaware limited liability company and the sole member of each of Canal Center and TransPotomac, is the borrower under a mezzanine loan originally in favor of Morgan Stanley Dean Witter Mortgage Capital Inc. and CTMPII FC TransPotomac (MS) in the original aggregate principal sum of Twenty-Five Million Dollars ($25,000,000), currently held by Fleet National Bank and CTMPII FC TransPotomac (MS) and having an aggregate outstanding principal balance of $33,500,000, which loan is secured by a pledge of the membership interests of ALEXMEZZ in each of Canal Center and TransPotomac (the "Mezzanine Loan"; the Mortgage Loan and the Mezzanine Loan are hereinafter collectively referred to as the "Loan" or "Loans"). From and after the date hereof, the parties shall endeavor to obtain the consent of the holder of the Mortgage Loan (the "Mortgage Loan Lender") to the sale of the Property and the assumption of the Mortgage Loan by the Buyer entities on the same terms and conditions as in the documents evidencing, securing and otherwise governing the Mortgage Loan (the "Mortgage Loan Documents"), and the consent of the holders of the Mezzanine Loan (the "Mezzanine Loan Lender"; the Mortgage Loan Lender and the Mezzanine Loan Lender are hereinafter collectively referred to as the "Lender") to the sale of the Property and the assumption of the Mezzanine Loan by the Buyer entities on the same terms and conditions as in the documents evidencing, securing and otherwise governing the Mezzanine Loan (the "Mezzanine Loan Documents"; the Mortgage Loan Documents and the Mezzanine Loan Documents are hereinafter collectively referred to as the "Loan Documents"). Seller and Buyer agree to reasonably cooperate with each other (but without cost to Seller except for Seller's attorney's fees and any separate consideration required by the Lender in connection with the release of Seller, ALEXMEZZ and Seller's Responsible Party under the Loan Documents as set forth below) in seeking the Lender's consent to the assumption of the Loan, including Buyer providing, on a timely basis, such financial and other information as the Lender or any rating agency(ies) may require concerning Buyer, the subsidiary of Buyer (the first tier subsidiary, or mezzanine borrower) and the subsidiaries of the first tier subsidiary (the second tier subsidiaries, or title holding entities) that Buyer will form for this transaction to take title to the Property and to pledge the interests of such second tier subsidiaries under the Mezzanine Loan. Subject to Buyer's right to review the Loan Documents and make its determination to proceed or to terminate this Contract pursuant to Article 6, Buyer will provide certain "recourse carve-out", environmental indemnities and other indemnity obligations to the Lender in the same form as previously provided by Beacon Capital Strategic Partners, L.P. ("Seller's Responsible Party"), but, except for the environmental indemnities, only to the extent such obligations relate to events, acts or omissions first arising from and after the Closing Date. It shall be a condition to the parties' obligation to close that the consent of the Lender is obtained on or prior to the Closing for (i) the Buyer's second tier subsidiaries' assumption of the Mortgage Loan on the same terms and conditions as are set forth in the Mortgage Loan Documents, (ii) Buyer's first tier subsidiary's assumption of the Mezzanine Loan on the same terms and conditions as are set forth in the Mezzanine Loan Documents, (iii) Buyer's assumption of all obligations of Seller's Responsible Party under the Loan Documents on the same terms and conditions as are set forth in the Loan Documents, but, in the case of this clause (iii) and except for the environmental indemnities, only to the extent such obligations relate to events, acts or omissions first arising

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from and after the Closing Date, and (iv) the release of Seller, ALEXMEZZ,
Seller's Responsible Party and their respective affiliates by the Lender of all obligations of such parties under the Loan Documents or otherwise relating to the Loan, including, without limitation, any "recourse carve-out", environmental indemnities or other indemnity obligations contained in the Loan Documents that relate to events, acts or omissions first arising from and after the Closing Date. In the event the Lender does not provide the releases set forth in subsection (iv), and Seller elects to terminate this Contract as a result thereof in accordance with Article 7(a)(iii) and (b), Seller shall reimburse Buyer its third party out-of-pocket costs in connection with the transaction up to a maximum of $200,000.

     With respect to Buyer's and Buyer's subsidiaries' assumption of liability under the Loan Documents relating to periods prior to the Closing Date, excluding the Claims released in Section 6(f), Seller agrees to defend, indemnify and hold harmless Buyer and Buyer's first and second tier subsidiaries from and against any claim, loss or liability (including attorney's fees and costs) incurred by Buyer or such subsidiaries to Lender under the Loan Documents arising from any tort claim by a third party with respect to an event first occurring prior to the Closing Date or for any monetary obligation owing to Lender by Seller, ALEXMEZZ or Seller's Responsible Party thereunder accruing prior to the Closing Date other than principal and interest under the Loan and other amounts prorated or credited under Article 14. The indemnity in the previous sentence is referred to in Article 16 as the "Seller's Loan Documents Indemnity".

     Except as provided above with respect to (i) Seller's attorney's fees and
(ii) obtaining the release by Lender of Seller, ALEXMEZZ or Seller's Responsible Party under the Loan Documents, any and all fees, charges, costs and expenses (including, without limitation, assumption, administrative or processing fees and legal fees) imposed or incurred by the Lender or any rating agency(ies) in connection with the sale of the Property, obtaining the Lender's consent thereto and/or the assumption of the Loan shall be borne by Buyer.

     ARTICLE 4. Form of Conveyance: (a) The Property shall be conveyed by a special warranty deed (the "Deed") in substantially the form attached hereto as Exhibit D, running to the applicable Buyer entities as Buyer designates by notice to Seller at least three (3) business days before the Closing. The Deed shall convey title to the Property, free from all liens, encumbrances and encroachments from or on the Property except (i) the "Permitted Title Exceptions" (as hereinafter defined) and (ii) the Leases. The Deed shall be in proper form for recording and shall be duly executed, acknowledged and delivered by Seller at the Closing.

     (b) The Personal Property shall be conveyed free of all encumbrances by one or more bills of sale (the "Bill of Sale") in substantially the form attached hereto as Exhibit E to be delivered by Seller to Buyer at Closing.

     ARTICLE 5. Closing: (a) The closing of the transactions contemplated hereunder (the "Closing") shall take place through a closing escrow established by the Title Company at 10:00 a.m. July 9, 2002, (such date, as the same may be extended pursuant to the terms of this Contract, the "Closing Date"), at the offices of Goulston & Storrs, P.C., 1717 Pennsylvania Avenue, Washington, DC 20006, or at such other location in metropolitan Washington, DC as Buyer shall designate by five (5) business days prior written notice to Seller. Notwithstanding the foregoing, if approval of the assumption of the Mortgage Loan and Mezzanine Loan has not been received by the original Closing Date or if the tenant estoppel condition has not been met (Article 7(a)(ii)), either party, by written notice to the other, given on or before the Closing Date, may extend the Closing for not more than thirty (30) days, as specified in such notice. If the Closing Date shall fall on Saturday, Sunday or holiday, the Closing Date shall automatically be extended to the next business day.

     (b) At the Closing, Seller shall deliver the following documents, in the form attached hereto, and, if not attached, reasonably satisfactory in form and substance to Buyer and Buyer's counsel properly executed and acknowledged as required (reference to Buyer as the assignee or grantee of any assignments means the applicable Buyer entity):

          (i)       The Deed;

          (ii)      The Bill of Sale;

          (iii) An original of an Assignment and Assumption Agreement relating to the Leases and Security Deposits (hereinafter defined) in the form attached hereto as Exhibit F (the "Lease Assignment");

          (iv) Originals (or true and complete copies certified by Seller as such, if originals are not in Seller's possession or control) of all Leases, any renewals thereof, all amendments thereto, all guarantees thereof, and copies of all records and correspondence relating thereto;

          (v) An original of an Assignment and Assumption Agreement in the form attached hereto as Exhibit G relating to the Operating Contracts (as hereinafter defined) (the "Contract Assignment") and originals (or true and complete copies, if originals are not in Seller's possession or control) of those Operating Contracts so assigned;

          (vi) Originals or copies in Seller's possession or control of all unexpired warranties, guaranties and operating manuals, if any, with respect to the Property or Leases, including without limitation, any from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repair or alteration of the Improvements, systems or any tenant improvements;

          (vii) Originals or copies of all land use, environmental, traffic and building permits, certificates of occupancy, licenses, variances and the like relating to the Property in Seller's possession or control;

          (viii) A certification of non-foreign status in the form attached hereto as Exhibit H;

          (ix) Evidence satisfactory to Buyer and to Buyer's title insurance company (the "Title Company") that all necessary approvals and/or consents by Seller and any constituent person of Seller otherwise required under Seller's organizational documents, have been delivered and such other evidence reasonably satisfactory to Buyer and the Title Company of Seller's authority and the authority of the signatory on behalf of Seller to convey the Property pursuant to this Contract;

          (x) Evidence of notice of termination of all Operating Contracts as requested by Buyer in accordance with the provisions of
                    Article 12(a)(v);

          (xi) Affidavits reasonably sufficient for the Title Company to delete any exceptions for parties in possession (other than tenants or permitted subtenants or assignees claiming through tenants under the Leases as tenants only without any option to purchase or acquire an interest in the Property) and mechanics' or materialmen's liens (other than liens arising from any tenant improvement work assumed by Buyer pursuant to Article 14), and otherwise in form sufficient for the Title Company to issue a standard extended coverage owner's title insurance policy subject only to the Permitted Title Exceptions; and a standard gap indemnity;

          (xii) A certificate restating as of the Closing Date all of Seller's representations and warranties contained herein modified in accordance with Article 12(b) and including the update described in (xiii) below;

          (xiii) An update of the lease schedule attached hereto as Exhibit C, certified by Seller to the extent provided in Article 12;

          (xiv) An original of a closing statement setting forth the Purchase Price and the closing adjustments and prorations (the "Closing Statement") in form reasonably satisfactory to Buyer and Seller;

          (xv) Original tenant notification letters (notifying tenants of the transfer of the Property to Buyer) for each tenant under a Lease or other occupant of any portion of the Property, and original notification letters to all parties to operating and other contracts assigned to Buyer, each in form reasonably satisfactory to Buyer;

          (xvi) A Designation of Person Responsible for Tax Reporting under Internal Revenue Code Section 6045 in the form of Exhibit J annexed hereto designating Seller's attorney as the party responsible for making the returns required under Internal Revenue Code Section 6045;

          (xvii)    Evidence of payment to the Broker (hereinafter defined);

          (xviii) Keys to all locks at the Property in Seller's possession or control;

          (xix) Resignations of all persons appointed by Seller as officers or directors of either Association, together with any assignments reasonably satisfactory to Buyer to effectively assign to Buyer all developer or declarant rights, if any, related to the Associations or the Declarations to the extent Seller holds such rights;

          (xx)      Notice to the Associations of transfer of ownership;

          (xxi) Counterparts signed by Seller and Seller's Owner, as applicable, of the Loan Assumption Documents (defined in Article 7);

          (xxii) Written termination, confirmed in writing by the property manager, of any property management and leasing agreements affecting the Property,and, except as set forth in Article 12(a)(iv), payment by Seller of any costs related to such termination.

          (xxiii) A certificate that Seller and applicable Seller entities are not (i) an "employee benefit plan" subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or a "plan" subject to Section 4975 of the Internal Revenue Code of 1986, as amended (each an "ERISA Plan") or (ii) an entity deemed to hold "plan assets" of any ERISA Plan within the meaning of 29 C.F.R. Section 2510.3-10; and

          (xxiv) Such other instruments as Buyer may reasonably request consistent with the terms of this Contract.

     (c) At the Closing, Buyer shall deliver, or cause to be delivered, the following payment and documents, reasonably satisfactory in form and substance to Seller and Seller's counsel properly executed and acknowledged as required:

          (i) The Purchase Price adjusted in accordance with the terms hereof;

          (ii)      An original of the Lease Assignment;

          (iii)     An original of the Contract Assignment;

          (iv)      An original of the Closing Statement;

          (v) A certificate that Buyer and applicable Buyer entities are not (i) an "employee benefit plan" subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or a "plan" subject to Section 4975 of the Internal Revenue Code of 1986, as amended (each an "ERISA Plan") or (ii) an entity deemed to hold "plan assets" of any ERISA Plan within the meaning of 29 C.F.R. Section 2510.3-10; and

          (v) Counterparts signed by Buyer, and the first and second tier subsidiaries, as applicable, of the Loan Assumption Documents.

     (d) All Closing deliveries and deposits shall be made into the Closing escrow established by the Title Company. Once all documents and deposits of funds have been properly delivered and deposited to the satisfaction of the parties and all Closing conditions have been met, the Title Company shall make all applicable deliveries and payments to the parties and record the all appropriate documents.

     ARTICLE 6. Approvals and Conditions to Buyer's Obligation: (a) Seller acknowledges the Buyer intends to conduct an investigation of the Property. In order to facilitate Buyer's investigations, Seller shall deliver or make available to Buyer within three (3) business days from the date hereof or, as soon thereafter as is reasonably practicable, copies of the following (collectively, the "Due Diligence Items"):

          (i)       The Leases;

          (ii)      The Operating Contracts;

          (iii) Income, expense and other operating statements for the Property for the period of Seller's ownership;

          (iv) To the extent in Seller's possession or control, all unexpired warranties with respect to the Premises and final as-built plans and specifications for the Premises;

          (v) To the extent in Seller's possession or control, all licenses and permits of a material nature required for the use and operation of the Property, including occupancy permits/certificates;

          (vi) All surveys of the Premises or any part thereof in Seller's possession or control;

          (vii) A copy of any and all traffic studies, reports relating to toxic and/or hazardous materials or substances including without limitation asbestos, asbestos containing materials, lead paint, radon gas, petroleum products, urea-formaldehyde and other similar or dissimilar chemical or materials relating to the Premises and prepared by or on behalf of Seller or its affiliates, within Seller's possession or control;

          (viii) Copies of all invoices to tenants for operating expenses, taxes, insurance and other "pass-throughs" for the period of Seller's ownership of the Property;

          (ix) Copies of bills for all real estate taxes and assessments of the Property for the period of Seller's ownership of the Property;

          (x) To the extent they are in Seller's possession or control, copies of all statements of gross sales for any tenants required to pay percentage rent and for all tenants who provide such information to Seller during Seller's ownership;

          (xi)      The Loan Documents; and

          (xii) To the extent in Seller's possession (Buyer acknowledging that Seller has owned the Property for less than one (1)
                    year), copies of: operating expense reconciliations and billings for the prior 36 months; if available, audited financial statements for the prior 3 years; fixed asset and accumulated depreciation schedules; operating budgets for the current and prior years with supporting assumptions; operating statements for the current year in comparison to budget; list of outstanding receivables and age receivable report; general ledger for the current and prior years; account summaries for prior 3 years for all tenants; all previously prepared lease summaries; and a summary of current lease negotiations.

     (b) Commencing on the date hereof, Buyer shall have the right to perform and conduct such examinations and investigations of the Property as Buyer may desire, which may include, without limitation, examination of all structural and mechanical aspects thereof, review of documentation, income and expenses, all Leases and tenant files, records of repairs and capital improvements (excluding any materials of a proprietary nature, such as internal valuation analysis, projections, software and other materials constituting the work product of Seller or its agents), examination of the title to the Property, conducting tests to determine the presence or absence of hazardous waste, asbestos, lead paint, radon and other similar materials and substances, reviewing a current as-built survey thereof, and determining the compliance of the Property with all applicable laws, rules, codes and regulations, and determining whether, and the extent to which, additional improvements may be constructed on the Real Property. In connection with such examination, Seller shall make available (at reasonable times and places) for Buyer's review Seller's books and records relating to the Property. If the expiration of the Due Diligence Period shall fall on Saturday, Sunday or holiday, the Due Diligence Period shall automatically be extended to the next business day. Notwithstanding anything herein to the contrary, nothing herein shall authorize Buyer, nor shall Buyer be permitted to conduct, any subsurface or groundwater environmental testing or any other invasive tests or samplings on or relating to the Property without Seller's prior written consent, which consent may be withheld or denied for any or no reason.

     (c) The "Due Diligence Period" shall mean the thirty (30) day period commencing on the date hereof and ending on June 24, 2002, at 5:00 p.m. eastern daylight time. Notwithstanding anything to the contrary contained in this Contract, Seller acknowledges the Buyer shall have the right in its sole and absolute discretion, either based upon its disapproval of any of the information it receives, for any other reason whatsoever or for no reason, to terminate this Contract by written notice delivered to Seller on or before 5:00 p.m. eastern daylight time June 24, 2002. In the event Buyer notifies Seller prior to the expiration of the Due Diligence

Period that it elects to terminate this Contract, this Contract shall Ipso Facto be deemed to have been terminated, in which event the entire Deposit, shall be returned to Buyer forthwith and all obligations (other than the obligations of Buyer under Article 6(d), Article 6(g), and Article 27(a)) of the parties hereto shall cease and this Contract shall be terminated and the parties shall be without further recourse or remedy hereunder. Failure to provide such notice to the Seller within the time specified above shall be deemed an election by Buyer to waive its right to terminate the Contract pursuant to this Article 6.

     (d) Seller shall, upon reasonable notice and at reasonable times, make the Property available to Buyer and its agents, consultants and engineers for such inspections and tests as Buyer deems appropriate, including for Buyer's engineering inspection(s), environmental compliance inspections (but excluding any invasive tests or samplings), site evaluations, and such other inspections and tests as Buyer deems appropriate but excluding any invasive or destructive tests, at Buyer's sole cost and expense. Seller shall have the right to have a representative present during all or any of Buyer's inspections and tests. Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all loss, cost or damage arising out of damage to persons or property resulting from actions taken by Buyer or its agents, engineers or consultants. Buyer shall provide to Seller prior to its entry on the Property certificates of liability insurance insuring Buyer and Seller in an amount not less than Three Million Dollars ($3,000,000.00). Buyer shall promptly repair all damage to the Property arising from any such inspections or tests and shall restore the Property to the same condition existing immediately prior to such inspections and tests. In the event Buyer discovers any matter during the course of its investigations and tests which may be reportable under applicable law, Buyer acknowledges and agrees that it shall not undertake any such reporting, but shall notify Seller immediately of any such discovery, and shall not thereafter make any report unless failure to do so would breach applicable law. In performing any such inspections or tests, Buyer shall not unreasonably interfere with the activities on the Property of any tenant under the Leases. The indemnification, repair and restoration obligations of Buyer under this Article 6(d) shall survive the termination of this Contract. Buyer may conduct interviews with tenants but only upon two (2) business days prior written notice to Seller and Seller shall be entitled to have a representative present at such interviews.

     (e) Buyer shall obtain each of the following at its own cost and expense on or before the expiration of the Due Diligence Period: (i) a current ALTA Survey of the Property (the "Survey") certified to Seller, Buyer and First American Title Insurance Company (the "Title Company") and (ii) a title insurance commitment (or specimen policy) for the Property issued by the Title Company (the "Title Commitment"), containing such endorsements, affirmative coverages and reinsurance agreements as Buyer shall require, and specifying the Title Company's requirements relating to the issuance of such title policy (the "Title Requirements"). On or before the fourth (4th) business day prior to the expiration of the Due Diligence Period Buyer shall give Seller notice ("Buyer's Title Notice") of Buyer's disapproval of any of the title exceptions contained in the Title Commitment (or of any matter disclosed on the Survey) and specifying those Title Requirements, if any, contained in the Title Commitment which are to be performed by or on behalf of Seller. Seller, by written notice to Buyer ("Seller's Title Notice") given within two (2) business days of receipt of Buyer's Title Notice, shall notify Buyer of the Title Requirements and other title objections which Seller agrees to use its reasonably efforts to satisfy or cure. If Seller does not agree to cure or satisfy all such matters identified in Buyer's Title Notice, Buyer may terminate this Contract by written notice to Seller given within two (2) business days of receipt of Seller's Title Notice or otherwise be deemed to have waived any matter Seller has not agreed to use its reasonable efforts to cure or satisfy. If Seller does not respond to Buyer's Title Notice as provided above, Seller shall be deemed not to have agreed to satisfy or cure the matters set forth therein. Buyer shall be deemed to have accepted those matters appearing as exceptions in Buyer's Title Commitment and those matters appearing on the Survey to which Buyer has not objected in Buyer's Title Notice (or which Buyer is deemed to have waived), and each such matter shall be deemed a "Permitted Title Exception". Likewise, nothing herein shall obligate Seller to deliver the Property to Buyer at the Closing free and clear of the encumbrances, restrictions, easements and other specific exceptions identified on the existing owner's title insurance policies of Seller identified on Exhibit M attached hereto and incorporated herein by reference. Each of such encumbrances, easements, restrictions and matters being hereinafter also included as a "Permitted Title Exception." In the event this Contract is terminated under this Section 6(e), all obligations, liabilities and rights of the parties under this Contract shall terminate (other than Buyer's obligations under Article 6(d), Article 6(g) and Article 27 hereof, which shall remain in effect), and the Deposit shall be returned to Buyer. If Seller has elected to cure any matter or to satisfy any Title Requirement, such matter shall be cured or satisfied by Seller prior to the Closing Date, and Buyer shall be given a reasonable opportunity to verify that such matter has been cured or satisfied to Buyer's reasonable satisfaction. Notwithstanding the foregoing, the Permitted Title Exceptions shall not include, and Seller shall be obligated to release or remove, (i) other than the Loan Documents, any mortgages or other voluntary monetary encumbrances which Seller has caused to be recorded against the Property and any encumbrances which Seller has created after the date of this Contract in breach of the terms hereof and (ii) mechanics and materialman's liens (other than liens arising from any tenant improvement work assumed by Buyer pursuant to Article 14).

     (f) Except for the Surviving Obligations (defined in Article 16), Buyer acknowledges and agrees that Buyer is acquiring the Property strictly on an "as is", "where is" and "with all defects" basis and without representation or warranty, express, implied or statutory, of any kind, including, without limitation, representation or warranty as to title, condition (structural, mechanical or otherwise), construction, development, income, compliance with law, habitability, tenancies, merchantability or fitness for any purpose, all of which are hereby disclaimed and which Buyer hereby waives. Except for the Surviving Obligations, Buyer acknowledges that all materials furnished by Seller to Buyer are informational only without warranty or representation as to its truth or accuracy, and that Buyer is relying on its own due diligence. Except for the Surviving Obligations and with reservation by Buyer and the first and second tier subsidiaries of Buyer of any defense or right of contribution or indemnity against Seller or any other party released hereunder in connection with a claim against Buyer or any subsidiary of Buyer for actual (but not consequential) damage to persons or property brought by a non-governmental third party in or within three (3) years from Closing, by accepting and recording the Deed, Buyer hereby releases and forever discharges Seller, and their partners, beneficial owners, officers, directors, employees and agents from any and all claims, acts, debts, demands, actions, causes of action, suits, sums of money, guaranties, bonds, covenants, contracts, accounts, agreements, promises, representations, restitution, omissions, variances, damages, obligations, costs, response actions, fees (including, without limitation, attorneys, consultants and experts fees) and liabilities of every name and nature whatsoever, both at law and in equity (collectively, "Claims"), which Buyer and its successors and assigns may now or hereafter have against Seller or its partners, members, beneficial owners, officers, directors, employees or agents, arising in connection with any and all liabilities or obligations relating to environmental matters, (including, without limitation, all liabilities and obligations relating to Hazardous Materials located at, on, in or under the Property or migrating from the Property), regardless of whether such Hazardous Materials are located on, under or in the Property prior to, or after the date hereof. For the purposes hereof, the following terms shall have the meanings set forth below:

          (i) the term "Environmental Laws" means all federal, state, or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, relating to the protection of human health, safety and the environment;

          (ii) the term "Hazardous Materials" includes any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal life or the environment or which are defined, determined or identified as such in any Environmental Laws or which are regulated or subject to clean-up authority under any Environmental Laws, including, but not limited to materials defined as (A) "hazardous waste" under the Federal Resource Conservation and Recovery Act (B) "hazardous substances" under the Federal Comprehensive Environmental Response, Compensation and Liability Act, (C) "pollutants" under the Federal Clean Water Act; (D) "toxic substances" under the Toxic Substances Control Act; and (E) "oil or hazardous materials" under state law.

     (g) In the event that Buyer elects to terminate this Contract as provided in Article 6, or if this Contract otherwise terminates as provided for hereunder for reasons other than a default by Seller, then Buyer shall promptly deliver to Seller all written reports, surveys, title commitments, prepared by third parties for Buyer relating to the Property and in connection therewith (excluding any proprietary development or marketing materials), such delivery being without representation or recourse. Buyer hereby agrees that all materials delivered to it by or on behalf of Seller shall be held in the strictest confidence and subject to the provisions of Article 27.

     ARTICLE 7. Conditions to Closing: (a) Without limiting any other conditions to Buyer's obligations to close set forth in this Contract, the obligations of Buyer under this Contract are subject to the satisfaction at the time of Closing of each of the following conditions (any of which may be waived in writing in whole or in part by Buyer or, as applicable, Seller, at or prior to Closing):

          (i) Seller shall have performed, observed, and complied in all material respects with all covenants and agreements required by this Contract to be performed by Seller at or prior to Closing; Seller's representations and warranties in this Contract are true and correct in all material respect as of the date made and re-made, and any updates or modifications to such representations and warranties permitted hereunder do not materially and adversely modify any such representation and warranty. As of the Closing Date, Buyer shall not have knowledge or deemed knowledge of any matter which, but for Buyer having such knowledge or deemed knowledge, Seller would otherwise have liability with respect thereto as a Surviving Obligation pursuant to Article 16.

          (ii) Original Estoppel Certificates from tenants of the Property ("Tenant Estoppels") sufficient so as to represent seventy-five percent (75%) of the space demised under the Leases as set forth in Exhibit C in the form attached as Exhibit K hereto, including, without limitation, all tenants occupying more than 25,000 rentable square feet of space (such latter group of tenants being "Major Tenants"), provided, however, that if any Lease provides for the form or specifically limits the content of an estoppel letter, Buyer shall accept an estoppel letter as called for under such Lease. Seller shall request Tenant Estoppels from all tenants in the form attached as Exhibit K hereto. To the extent Tenant Estoppels are received for less than seventy five percent (75%) of the space demised under the Leases as set forth in Exhibit C, Seller may, at its election, provide to the extent factually true, a Seller's Estoppel Certificate in the form attached as Exhibit K-1 for tenants to the extent necessary to achieve the seventy five percent (75%) threshold, provided no Seller's Estoppel may be substituted for estoppels from Major Tenants or, in the aggregate, for more than ten percent (10%) of such leased space. If Seller is unable to deliver such Seller's Estoppel Certificate(s) because the required information is untrue in any material respect (such as a tenant being in default), Seller shall not be deemed in default hereunder, but Buyer shall have the right to terminate this Contract by written notice to Seller delivered on the Closing Date, obtain a return of the Deposit and neither party shall have further rights or remedies, except as otherwise provided hereunder. A Seller's Estoppel Certificate will be of no further force or effect as of the date on which there is delivered to Buyer a Tenant Estoppel from a tenant in respect of which such Seller's Estoppel Certificate was given and that conforms to the requirements of this clause (ii). Seller's liability with respect to the Seller's Estoppel Certificates shall be non-recourse, except as set forth in Article 16 hereof. The requirement in this subsection (ii) is met for each Lease only if the applicable Tenant Estoppel indicates no default or dispute, is consistent in all material respects with the information in the Rent Roll, and since the date of the estoppel and on or before the Closing Date no material default or dispute has arisen;

          (iii) The Lenders under the respective Loans shall have executed and delivered the Loan Assumption Documents and have certified to the Buyer to their knowledge, in such form as provided under the Loan Documents or otherwise reasonably satisfactory to Buyer, as to the outstanding principal balance and accrued interest and other amounts under the Loans and to their knowledge the absence of any defaults thereunder. For purposes of this Contract, the term "Loan Assumption Documents" shall mean documents reasonably satisfactory to Seller and Buyer by which, subject to and in accordance with Article 3(c): (i) Buyer and the first tier and second tier subsidiaries of Buyer, as applicable, assume all obligations of borrower and Seller's Responsible Party under the Loan Documents on terms no less favorable than those set forth in the Loan Documents, and (ii) a release in favor of Seller and ALEXMEZZ and their respective affiliates of all obligations of Seller, ALEXMEZZ their respective affiliates, respectively, under the Loan Documents accruing from and after Closing, including, without limitation, any "recourse" carve-outs, environmental indemnities or other indemnity obligations of such parties contained therein (except to the extent based on conditions or occurrences existing before Closing) and (iii) otherwise meeting the requirements of Article 3(c).

          (iv) Upon the sole condition of the payment of the premium, at Closing, the Title Company shall irrevocably commit to issue to Buyer an ALTA Owner's Policy of title insurance, with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted, or, with respect to parties in possession modified to reflect the Leases, and with respect to survey, modified to reflect those matters shown on the Survey) dated as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Buyer as owner of the Property subject only to those exceptions set forth in the Title Commitment approved or deemed approved by Buyer during the Due Diligence Period and any other Permitted Exceptions. Seller shall have obtained and delivered to Buyer at Closing estoppel certificates from the declarant, association, committee, agent or other person or entity having governing or approval rights under the Declarations, confirming compliance of the Property in all material respects with the Declarations, in form and substance reasonably satisfactory to Buyer. During the Due Diligence Period, Buyer shall be responsible for making arrangements with the Title Company with respect to any endorsements to the title policy that Buyer wishes to obtain, and any reinsurance requirements of Buyer, and obtaining such items shall not be a condition to Buyer's obligation to close.

     (b) If any condition set forth herein is not fully satisfied as of the Closing Date, Seller may elect to attempt to satisfy or cure any such condition, and if Seller so elects, Seller shall have a period not exceeding thirty (30) days after the scheduled Closing Date to satisfy such condition, and the Closing Date shall be extended accordingly. In addition, Buyer may so extend the Closing for up to thirty (30) days if additional time is needed to satisfy the conditions in clauses (ii) or (iii) above. The conditions in (i), (ii), and
(iv) are for the sole benefit of Buyer. The condition in (iii) is for the benefit of each of Buyer and Seller. So long as a party is not in default hereunder, if any condition benefiting such party has not been satisfied as of the Closing Date, such party may, in its sole discretion: (i) terminate this Contract by delivering written notice to the other party on or before the Closing Date or other applicable date, in which case, subject to Article 8, the Deposit shall be returned to Buyer and all obligations of the parties hereto shall cease except those set forth in Articles 6(d), 6(g), 15 and 27; or (ii) extend the time available for the satisfaction of such condition as provided above.

     ARTICLE 8. Default: (a) If Seller has failed to perform any of its obligations hereunder to be performed on or before the Closing, or if Seller takes action not permitted by this Contract which results in a material modification of a representation or warranty made by Seller hereunder, Buyer's sole and exclusive remedy shall be the right to exercise any one of the following remedies:

          (i) Buyer shall have the right to terminate this Contract by notice to Seller, in which event the Deposit shall be paid to Buyer, Seller shall reimburse Buyer its third party out-of-pocket costs in connection with the transaction up to a maximum of $200,000 and all obligations of the parties under this Contract shall terminate; or

          (ii) Buyer shall have the right to waive the breach, or default or other closing condition and proceed to consummate the transaction contemplated hereby without any adjustment of the Purchase Price in accordance with the provisions of this Contract and in which event except for the Surviving Obligations, any default by Seller shall waived; or

          (iii) Buyer may seek specific performance of Seller's obligations hereunder.

     (b) In the event of a default by Buyer of its obligation to complete the acquisition hereunder, it would be extremely impracticable and difficult to estimate the damage and harm which Seller would suffer, and because a reasonable estimate of the total net detriment that Seller would suffer in the event of Buyer's default of its obligation to duly complete the acquisition hereunder is the amount of the Deposit, Seller shall be entitled to receive and retain the Deposit as and for Seller's sole and exclusive remedy for damages arising from Buyer's default of its obligation to complete the acquisition in accordance with the terms hereof, and Seller shall have no further recourse or remedy at law or in equity for any breach by Buyer hereunder; provided, however that, notwithstanding anything herein to the contrary, in addition to Seller's ability to retain the Deposit, Seller shall also have the right to enforce the specific performance by Buyer of Buyer's obligations under Articles 6(d), 6(g) and 27(a) hereof. In addition, Seller shall also have the right to sue Buyer for damages caused by Buyer as a result of Buyer's failure to perform its obligations under Articles 6(b), 6(d), 6(g), 15 or 27(a) hereof.

     ARTICLE 9. Certain Property Matters: The Canal Center Property abuts a railroad right of way, which right of way crosses Canal Center Plaza, the public way which provides access to the Canal Center Property. A railway crossing exists at the point of intersection of the right of way and the public way. Occasionally, trains make use of the crossing and no vehicles may pass over the crossing to enter or exit the Canal Center Property.

     With respect to the foregoing, Buyer agrees that it shall evaluate the matter during its Due Diligence Period set forth in Article 6.

     ARTICLE 10. Entire Agreement Herein: The parties understand and agree that their entire agreement is contained herein and that no warranties, guarantees, statements, or representations shall be valid or binding on a party unless set forth in this Contract. It is further understood and agreed that all prior understandings and agreements heretofore had between the parties are merged in this Contract which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying on any statement or representation not embodied in this Contract. This Contract may be changed, modified, altered or terminated only by a written agreement signed by the parties hereto.

     ARTICLE 11. Damage or Destruction: Condemnation: (a) The risk of loss, damage or destruction to the Property by fire or other casualty or the taking of all or part of the Property by condemnation or eminent domain or by an agreement in lieu thereof until the Closing is assumed by Seller.

     (b) In the event of partial damage or destruction of the Property of a type which can, under the circumstances, reasonably be expected to be restored or repaired at a cost of $3,000,000 (aggregating the damage from all occurrences) or less, then, Buyer shall (unless such damage has been repaired by Seller in a good and workmanlike manner prior to Closing) accept title to the Property in its destroyed or damaged condition. Buyer shall pay the full Purchase Price without reduction except as provided below, and Seller shall pay over or assign to Buyer, in form approved by and acknowledged by the insurer, all rights to any proceeds of insurance payable with respect to such destruction or damage (less amounts reasonably expended by Seller in repairing the damage prior to the Closing Date) and Buyer shall have a credit against the Purchase Price in the amount of any deductible. Notwithstanding the foregoing, in the event of partial damage or destruction of the Property, which partial damage or destruction is not covered by insurance and is of a type which can reasonably be expected to be restored or repaired at a cost of $3,000,000 (aggregating the damage from all occurrences) or less, then, Seller may elect, within five (5) business days of such casualty, to (i) repair the damage in a good and workmanlike manner prior to Closing, or (ii) give Buyer a credit against the Purchase Price in the amount of such uninsured damage. In the event Seller does not elect either (i) or (ii), Buyer may terminate this Contract or purchase the Property in accordance with the terms hereof without reduction in the Purchase Price.

     (c) In the event that the Property shall have been damaged or destroyed, the cost of repair or restoration of which would, reasonably be expected to exceed the sum of $3,000,000, (aggregating the damage from all occurrences), then at Buyer's election, (a) Seller shall, unless Seller has previously repaired or restored the Property to their former condition, pay over or assign to Buyer in form approved by and acknowledged by the insurer, at Closing all amounts recovered or recoverable on account of any insurance, together with amounts equal to any deductibles thereunder, less any amounts reasonably expended by Seller for partial restoration or collection of insurance proceeds, or (b) Buyer shall direct Escrow Agent to return the Deposit to Buyer in which case all other obligations of the parties hereto shall cease except those set forth in Articles 6(d), 6(g), 15 and 27 and this Contract shall be void and without recourse to the parties hereto.

     (d) If prior to the Closing Date, all or part of the Property is taken by condemnation, eminent domain or by agreement in lieu thereof, or any proceeding to acquire, take or condemn all or part of the Property is threatened or commenced, Buyer may either terminate this Contract (in which event Buyer shall be entitled to a return of the Deposit) or purchase the Property in accordance with the terms hereof, without reduction in the Purchase Price except as provided below, together with an assignment of Seller's rights to any award paid or payable by or on behalf of the condemning authority. If Seller has received payments from the condemning authority and if Buyer elects to purchase the Property, Seller shall credit the amount of said payments (less Seller's costs of collection) against the Purchase Price at the Closing.

     (e) Seller shall promptly notify Buyer of any damage or destruction to the Property or any notice received by it or information or awareness acquired by it regarding the threatening of or commencement of condemnation or similar proceedings. If following such damage or destruction the Closing should occur, the proceeds of any so-called rent insurance shall be apportioned between the parties as if the same were rent, as and when received by a party.

     ARTICLE 12. Representations and Warranties of Seller: (a) In order to induce Buyer to enter into this Contract and to consummate the purchase of the Property, Seller hereby represents and warrants to Buyer as of the date of this Contract and as of the Closing Date as follows:

          (i) Seller is a limited liability company duly and validly organized and existing under the laws of the State of Delaware and qualified to do business in the Commonwealth of Virginia. This Contract and all documents that are to be executed by Seller and delivered to Buyer at the Closing are duly authorized, executed and delivered by Seller, are, or at the Closing will be, legal, valid and binding obligations of such party.

          (ii) Seller has delivered to Buyer true, correct and complete copies of all Leases currently in effect with respect to the Property, a true and correct complete list of which is attached hereto as Exhibit C, and the information set forth on said Exhibit C, is true and correct in all material respects. There are no leases or occupancy agreements affecting the Property except for the Leases as set forth on Exhibit C. Except as set forth on Exhibit P or as provided in Article 9 hereof, Seller has paid in full all concessions, relocation payments, tenant allowance payments and completed all tenant improvement obligations thereunder. Exhibit C sets forth a true and complete list of all security deposits required to be held by Seller under the Leases, and whether held in cash, letter of credit or otherwise. To Seller's knowledge, except with respect to the matters disclosed in Article 9 and on Exhibit C Seller has not received any written notice that it currently is in default under any of the Leases. Notwithstanding anything herein to the contrary, Buyer recognizes that the representation and warranty contained in this Article 12(a)(ii) may be modified as set forth in
                    Article 16 hereof.

          (iii) Except as set forth on Exhibit P attached hereto (i) all commissions and fees which accrued during the period of Seller's ownership of the Property with respect to the current unexpired term of each Lease have been paid in full, and (ii) all commissions and fees which accrued prior to Seller's ownership of the Property with respect to the current unexpired term of each lease have been paid in full, and (iii) Seller has not entered into and is not a party to any agreement with any broker or similar party to pay such broker or party a leasing fee or commission in connection with any renewal, extension or expansion of an existing Lease. Exhibit P, a Schedule of Tenant Inducement Costs which may become due and payable in the future under existing Leases, is true, correct and complete in all material respects.

          (iv) Exhibit I attached hereto is a complete list of all management, service, operating, listing, brokerage, supply and maintenance agreements, equipment leases, and all other contracts and agreements with respect to or affecting the Property as of the date of this Contract other than the Leases (herein collectively referred to as the "Operating Contracts"). Each of the Operating Contracts is in full force and effect, and, except as specified in Exhibit I, has not been amended, modified, or supplemented. To Seller's knowledge, there is no existing default, beyond applicable grace periods under any of the Operating Contracts, where such default would have a material adverse impact on the value or operation of the Property. Seller shall not modify or terminate the Operating Contracts without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and Seller shall not enter into any new service contract for the Property or any portion thereof without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Failure of Buyer to respond to any request by Seller within three (3) business days shall be deemed approval by Buyer of any such request. By not later than the thirtieth (30th) day prior to the Closing Date, the Buyer may at its option notify the Seller of those Operating Contracts which Buyer desires Seller to send termination notices (to the extent the same are terminable without penalty). At Closing, Seller shall send notices of termination of all Operating Contracts as requested, provided said Operating Contracts are terminable without penalty or liability. Notwithstanding the foregoing, Seller shall terminate effective as of the Closing, any property management agreement and leasing agreement at its sole cost and expense. Buyer acknowledges, however, that said leasing brokerage agreements require payment of commissions in certain circumstances for leases entered into after the effective date of a termination of such agreements and Buyer agrees that if Buyer enters into a lease after Closing with a tenant listed on a schedule provided to Buyer by Seller's leasing broker on or prior to Closing and with respect to which lease Seller would have owed such a posttermination leasing commission, Buyer shall assume and be responsible for such commission. The foregoing provision shall survive Closing.

          (v) To Seller's knowledge and except as set forth on Exhibit N, Seller has not received notice in writing from a governmental agency having jurisdiction that the Property or any part thereof is (as of the date hereof) in violation of any law, ordinance, rule or regulation applicable to the Property which would, if determined adversely to Seller, materially and adversely affect the use or the value of the Property or impose any material liability on the Property or the owner thereof.

          (vi) There is not now pending nor, to the Seller's best knowledge, has there been threatened, any action, suit or proceeding against or affecting Seller or the Property before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, which would, if determined adversely to Seller, materially and adversely affect the use or the value of the Property or impose any material liability on the Property or the owner thereof.

          (vii) Attached hereto as Exhibit L is a list of all environmental/hazardous waste studies and reports relating to the Property which are in Seller's possession (the "Environmental Reports"). Complete copies of the Environmental Reports have been furnished to Buyer. Except as set forth in the Environmental Reports, to Seller's actual knowledge, no Hazardous Materials are located on the Premises which would trigger reporting or remediation obligations under applicable law.

          (viii) Attached as Exhibit O is a list of all Loan Documents (including all amendments), true and complete copies of which have been delivered to Buyer. Neither Seller nor Seller's Owner has received written notice from Lender that it is in default under any of the Loan Documents, and, to the best of Seller's knowledge, neither Seller nor Seller's Owner is in default under any material provision of the Mortgage Loan Documents or Mezzanine Loan Documents, respectively.

     (b) At Closing, Seller shall update such representations and warranties to include a current Exhibit C and otherwise as necessary to reflect facts which have changed since the date of execution hereof. Neither party shall have any liability in connection with this Contract (including under Article 8) by reason of any inaccuracy of a representation or warranty, if, and to the extent that such inaccuracy is in fact known by the other party at the time of the Closing, and such other party elects, nevertheless, to consummate the transaction contemplated hereby.

     (c) For the purposes of this Contract, the term "Seller's knowledge" or words of similar import, shall refer only to the actual knowledge of Philip Brannigan and shall not be construed to refer to the knowledge of any other partner, beneficial owner, officer, employee or agent of Seller, nor shall such term impose any duty to investigate the matters to which such knowledge, or absence thereof, pertain. Seller represents that said individual is the person associated with Seller and Seller's affiliates that is the principal person responsible for asset management with respect to the Property. There shall be no personal liability on the part of Philip Brannigan arising out of any representations or warranties made herein or otherwise. If, after the date hereof and prior to the Closing, either party obtains knowledge that any of the representations or warranties made herein by the other are untrue, inaccurate or incorrect in any material respect, such party shall give the other party written notice thereof within five (5) business days of obtaining such knowledge and the party so notified shall have the opportunity to cure such matter prior to the Closing.

     (d) To the extent a Tenant Estoppel Certificate satisfying the requirements of Article 7(a)(ii) is provided to Buyer which sets forth information with respect to any item as to which Seller has made a representation or warranty, then Seller's representation and warranty with respect to such information will thereafter be null and void and of no further force and effect and Buyer shall rely on the information in the Tenant Estoppel Certificate.

     ARTICLE 13. Maintenance: New Leases: Between the date hereof and the Closing, Seller covenants as follows: (a) Seller shall operate the Premises or cause the Premises to be operated in the ordinary course of business and consistent with past procedures heretofore followed by it in connection with such operation, provided, however, that, other than as provided in Article 14, Seller shall not be obligated to make any capital improvements, capital repair or capital replacements prior to Closing; and Seller shall perform or cause to be performed its material obligations under Leases, the Loan Documents and other agreements affecting the Property.

     (b) Seller shall not (i) permit the removal of any material item of the Personal Property from the Premises unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value or (ii) transfer, modify or otherwise dispose of any intangible property that is to be assigned hereunder.

     (c) (i) At any time between the date hereof and the Closing, with respect to leases of 10,000 square feet or more of net rentable area, and (ii) after the Due Diligence Period with respect to all other leases, Seller shall not (a) enter into any lease, (b) amend, modify, or cancel any Lease (or guaranty thereof) (other than in the case of a tenant default) or (c) grant any consents under, or waive any provisions of, any Lease, in each case without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Any consent requested by Seller pursuant to the preceding sentence shall be deemed to have been given if Buyer shall fail to respond to such request within three (3) business days after its receipt of such request. Seller shall keep Buyer informed of leasing activity at the Property with respect to leases of less than 10,000 square feet of net rentable area and shall provide Buyer with copies of executed letters of intent with respect thereto. From time to time, and in any case no later than two (2) business days prior to expiration of the Due Diligence Period, Seller shall provide Buyer with copies of all executed leases, licenses and letters of intent executed during the Due Diligence Period as well as then outstanding written proposals to tenants.

     Notwithstanding the foregoing, Buyer acknowledges that Seller shall have the right, before or after the expiration of the Due Diligence Period, without Buyer's consent so long as such actions are in all material respects in accordance with the lease summaries provided to Buyer by Seller hereunder, to enter into the pending lease renewal with Onyx of Alexandria, Inc. and leases with J & M Printing, Inc., T/A Kwik-Kopy Printing and with Robbins Gioia, Inc., a pending amendment to the lease with Wisnewski Blair and Associates, Ltd. correcting the square footage of the demised premises, and pending storage leases with Effinity and with the United States of America.

     Additionally, The Village Foundation, a tenant at the Premises, has been in default under its lease. Rent is presently being collected from its subtenant, The Taubman Company. Buyer hereby agrees that Seller may enter into an agreement with The Taubman Company and terminate the lease with The Village Foundation. Said attornment agreement shall require The Taubman Company to continue to pay rent at a rate no less than that presently being paid by it. Furthermore, Buyer agrees that the Estoppel Certificate with respect to the Premises covered by said lease may be delivered by The Taubman Company.

     (d) Seller shall not, without the prior written consent of Buyer, which consent may be withheld, conditioned or delayed in Buyer's sole discretion, enter into any contract which could bind Buyer or the Property after the Closing, encumber the Property or create or modify any exceptions to title to the Property, or initiate or consent to any action with respect to zoning or other Property entitlements or permits.

     (e) After the date hereof, Seller shall not apply any security deposits paid under the Leases (the "Security Deposits") which term shall include any interest earned thereon or required to be paid thereon pursuant to the Leases or applicable laws) to the obligations of any tenant who is or may be in possession at the Closing without promptly notifying Buyer thereof, which notification shall specify the reasons for such application.

     ARTICLE 14. Apportionment of Taxes and Other Charges: (a) All normal and customarily proratable items, including without limitation, real estate and personal property taxes and assessments, utility bills (except as hereinafter provided), assessments and common area costs under the Declaration, collected rents and other income, and Operating Contract payments (under Operating Contracts assumed by Buyer), shall be prorated as of the Closing Date, Seller being charged and credited for all of the same relating to the period up to the Closing Date and Buyer being charged and credited for all of the same relating to the period on and after the Closing Date. If the amount of any such item is not known at the time of the delivery of the Deed, such item shall be apportioned on the basis of the comparable period of the prior year with a reapportionment within ninety (90) days of the Closing Date or as soon thereafter as the amount of the item is actually determined. No proration shall be made in relation to delinquent rents, common area expense charges or tax payments, (collectively, "Delinquent Rents") existing, if any, as of the Closing Date. To the extent that such Delinquent Rents and tenant reimbursement obligations are paid or payable after Closing, Buyer agrees to use reasonable efforts to secure said Delinquent Rents and reimbursement obligations (with no obligation, however, to incur any additional out-of-pocket costs with respect thereto) and as soon as the same are received by Buyer, said receipts shall be apportioned between Seller and Buyer so that Seller shall be entitled to the portion allocable to the period prior to Closing and Buyer shall be entitled to the balance. Any Delinquent rent paid to Seller after Closing shall be held in trust by Seller and applied in accordance with this Contract. All street, drainage, betterment and like assessments (or portions thereof) assessed against the Premises prior to Closing relating to periods prior to Closing, shall be paid by Seller at Closing.

     With respect to percentage rent payable under the Leases for any lease year ending prior to Closing, any and all percentage rent shall belong to Seller. To the extent that any such percentage rent is received by Buyer, Buyer shall promptly pay over the same to Seller. With respect to any lease year during which the Closing shall take place, Seller shall be entitled to that portion thereof represented by multiplying such percentage rent by a fraction, the numerator of which is the number of days of such lease year occurring prior to Closing and the denominator of which is 365. Buyer shall be entitled to the balance thereof. Buyer agrees to use reasonable efforts to collect such percentage rent (with no obligation, however, to incur any additional out-of-pocket Costs with respect thereto) and promptly after receipt thereof by Buyer, the same shall be allocated as aforesaid and paid to Seller.

     Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, "Operating Expense Pass-throughs") incurred by Seller in connection with the ownership, operating, maintenance and management of the Property. If Seller collected estimated prepayments of Operating Expense Pass-throughs in excess of any tenant's share of such expenses, then if the excess can be determined by the Closing, Buyer shall receive a credit for the excess or, if the excess cannot be determined at Closing, Buyer shall receive a credit based upon an estimate, and the parties shall make an adjusting payment between them when the correct amount can be determined. In either event, Buyer shall be responsible for crediting or repaying those amounts to the appropriate tenants. If Seller collected estimated prepayments of Operating Expense Pass-throughs attributable to any period after Closing, Seller shall pay or credit any such amounts to Buyer at Closing. Within sixty (60) days after Closing, Seller shall prepare and present to Buyer a final calculation of Operating Expense Pass-throughs for Seller's period of ownership. Such final calculation shall include a general ledger pertaining to the portion of the year under Seller's ownership along with supporting documentation of tenant's calculations and base year determinations (if applicable). Buyer shall have sixty (60) days from receipt to review said calculations of Operating Expense Pass-throughs. If Seller collected payments of Operating Expense Pass-throughs in excess of any tenant's share of such expense, Buyer shall receive a credit for the excess. If Seller under-collected payments of Operating Expense Pass-throughs for any tenant's share of such expenses, an adjustment will be made between the parties after year-end billing to and receipt from said tenants.

     Accrued interest on the Loan shall be apportioned as of the Closing Date. Seller shall be credited with any escrow balances of Seller's funds maintained in connection with the Loan, all of which shall be assigned to Buyer.

     Except as set forth below, Brokerage and leasing commissions, inducements and contributions and allowances for tenant improvement work; (i) for Leases entered into prior to the execution date of this Contract shall be borne by Seller, and Seller shall remain responsible for payment of all such costs and expenses; and (ii) for Leases entered into during the term of this Contract in accordance with Article 13(c) shall be borne by Buyer, and with respect to such new Leases to the extent Seller has actually made any payment for such items prior to Closing, Buyer shall reimburse Seller at Closing for such payments. In addition:

          (i) Attached hereto as Exhibit P is a Schedule of Tenant Inducement Costs and Brokerage Obligations which may become due and payable in the future under existing Leases. Buyer hereby agrees to assume all liability for performance and payment of such obligations identified thereon as Buyer's responsibility and Seller shall either pay at or prior to Closing or credit Buyer at Closing with the amounts of those identified as Seller's responsibility thereunder.

          (ii) As set forth in Exhibit P, Seller shall pay for all tenant improvement costs and for all brokerage commissions in connection with (a) the renewal of the Onyx of Alexandria, Inc. lease, (b) the lease with Wisnewski Blair and Associates, Ltd. (as well as for the cost of building out the corridor in Building 44 as required by such lease), and
                    (c) the lease expansion with Robbins Gioia, Inc. if such lease is executed.

          (iii) As set forth in Exhibit P, if the proposed lease with J & M Printing, Inc. T/A Kwik-Kopy Printing is executed, Buyer shall pay for all tenant improvement costs and brokerage commissions in connection with such lease.

     To the extent Seller has performed any tenant improvement work pursuant to the foregoing, which is Buyer's obligation, Buyer shall reimburse Seller for the cost thereof at Closing. Similarly, to the extent any work which is Seller's obligation as aforesaid has not been completed as of the date of Closing, Seller shall credit Buyer with the remaining costs to complete such work.

          (iv) Pursuant to its lease, the Hawthorne Group, L.C. has exercised its right to terminate its lease on the fourth floor of the Premises owned by Transpotomac. A termination fee is due from the tenant in December 2002. Buyer shall be entitled to receive such fee.

     Seller is in the process of renovating the lobby of the Improvements owned by Transpotomac. The scope of work of the renovation is described in Exhibit O. All of such work shall be performed at Seller's cost, and if such work is not completed at the time of Closing, Buyer shall receive a credit for the remaining amounts due to complete such work and Seller shall assign to Buyer in form reasonably satisfactory to Buyer the outstanding contracts related thereto.

     Buyer shall pay Seller Delinquent Rent as and when collected by Buyer, it being agreed that Buyer shall not be deemed to have collected any such arrearages until such time as the tenant is current in the payment of all rents accruing from and after the Closing. Buyer agrees to bill tenants of the Property for all Delinquent Rents and to take any additional reasonable actions requested by Seller to collect Delinquent Rents provided that Buyer shall not be obligated to incur any material out-of-pocket third party expense in connection with such actions and Buyer shall not be obligated to take any action to terminate a tenancy. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills. Otherwise a proration shall be made based upon the parties' reasonable good faith estimate and a readjustment made within thirty
(30) days after Closing or such later date as shall be necessary so that such readjustment may be based upon actual bills for such utilities. No proration will be made in relation to insurance premiums and the insurance policies will not be assigned to Buyer, except to the extent insurance premiums are included in Common Area expenses, in which event they shall be prorated as provided above. Seller shall be entitled to receive a return of all deposits presently in effect with the utility providers, and Buyer shall be obligated to make its own arrangements for deposits with the utility providers. Buyer shall receive a credit for all cash Security Deposits then held by Seller and in such event Buyer shall assume all of Seller's and Seller's Affiliate's obligations to repay such Security Deposits to Tenants. With respect to any Security Deposits which are letters of credit, Seller shall, if the same are assignable, deliver to Buyer at the Closing such letters of credit and shall execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require to assign such letters of credit to Buyer. Seller shall cooperate with Buyer to change the name of the beneficiary under such letters of credit so long as Seller does not incur any additional cost or expense in connection therewith other than normal administrative expenses. The provisions of this Article 14 shall survive the Closing for a period of twelve (12) months, and in the event of any error in performing the prorations contemplated by this Contract or if information becomes available subsequent to the Closing indicating that the prorations performed at Closing were not accurate the parties hereto shall be obligated promptly to reprorate the closing adjustments to correct such errors and to reflect such new information.

     (b) Seller shall prepare a detailed statement setting forth all closing adjustments and shall deliver same to Buyer (together with all supporting data) not less than five (5) business days prior to Closing. Buyer and Seller shall then jointly prepare the final Closing Statement.

     ARTICLE 15. Broker: (a) Each party represents hereby to the other that it dealt with no broker in the consummation of this Contract except for Trammell Crow Company ("Broker") and each party shall indemnify and save the other harmless from and against any claim arising from the breach of such representation by the indemnifying party.

     (b) Any commission due Broker shall be paid by Seller, and Seller shall obtain and provide to Buyer a receipt therefor at Closing.

     (c) The provisions of this Article 15 shall survive the Closing or, if applicable, the termination of this Contract.

     ARTICLE 16. Continuation and Survival of Representations. Warranties Indemnifications and Covenants: All representations, warranties, indemnifications and covenants by Seller in Article 12 hereof (as such representations, warranties, indemnifications and covenants may be modified pursuant to the next succeeding paragraph of this
Article 16) are intended to be and shall remain true and correct as of the time of Closing, and, together with Seller's Loan Documents Indemnity, Seller's liability under any Seller's Estoppel Certificate under Article 7, Seller's liability and obligations under Articles 13, 14, 15, 21, 25, and 26, and Seller's representations and warranties and indemnities in favor of Buyer as set forth in the closing documents executed by Seller at Closing (collectively, the "Surviving Obligations") shall survive the execution and delivery of this Contract and the delivery of the Deed and the transfer of title for a period of one (1) year (except for Seller's Loan Documents Indemnity), and with respect to any written claim made and delivered by Buyer to Seller within such period, time being of the essence, until and subject to final unappealable adjudication or settlement thereof. Any claim must be delivered to Seller on or before that date which is one (1) year after the Closing Date, time being of the essence, sent by certified mail, return receipt requested, at the address set forth in Article 18 hereof. No such notice of claim shall be effective unless such notice identifies such claim with specificity and refers to this Article 16. The Seller's Loan Documents Indemnity shall survive for the applicable period of limitations with respect to the underlying liability.

     Beacon Capital Strategic Partners, L.P., by signing this Contract, covenants and agrees that it shall be jointly and severally liable with Seller to Buyer and Buyer's successors and assigns and Buyer's first tier and second tier subsidiaries, for any breach of the Surviving Obligations subject to the limitations herein set forth.

     To the extent that Buyer knows or is deemed to know, prior to the Closing Date, that the Seller's representations or warranties in Article 12, in any Seller's Estoppel Certificate, or elsewhere, are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer's knowledge or deemed knowledge, as the case may be. For purposes of this Contract, Buyer shall be "deemed to know" that a representation or warranty was untrue, inaccurate or incorrect only to the extent that this Contract, any estoppel certificate delivered in connection herewith or any written studies, tests, reports, or analyses prepared by or for Buyer or any of its employees, agents, representatives or attorneys it utilizes in this transaction (all of the foregoing being herein collectively called the "Buyer's Representatives") or otherwise obtained in writing by Buyer or Buyer's Representatives in the course of their investigation, contains information which is materially inconsistent with the applicable representation or warranty. Furthermore, Seller shall have no liability with respect to any Surviving Obligations or the information in any Seller's Estoppel Certificate to the extent that, at or prior to Closing, Buyer had knowledge or deemed knowledge, as described above, of any matter which would give rise to liability with respect to the particular Surviving Obligation. The waiver with respect to the Surviving Obligations does not apply to Article 14, 15, 25 or 26.

     Notwithstanding anything in this Contract to the contrary, except for Seller's obligations to make post-Closing adjustments under Article 14 hereof, its obligation to indemnify with respect to broker's commissions under Article 15, and to pay closing costs under Article 21, Seller shall be liable to Buyer, its successors and assigns hereunder, and the first tier and second tier subsidiaries of Buyer, with respect to the Surviving Obligations only to the extent of actual damages and only if the actual damages incurred by Buyer or Buyer's successors and assigns or the first tier and second tier subsidiaries, as applicable, exceeds $50,000, and, if so, such liability shall include the first dollar of such damage. In addition, except for Seller's obligations to make post-Closing adjustments under Article 14 hereof, its obligation to indemnify with respect to broker's commissions under Article 15, to pay closing costs under Article 21 and under any Seller's Estoppel Certificate and under Seller's Loan Documents Indemnity (all of which are not limited by such cap and which do not count against such cap), the maximum aggregate liability of Seller and the maximum aggregate amount which may be awarded to and collected by Buyer or Buyer's successors and assigns for all breaches of the Surviving Obligations shall in no event exceed the lesser of (a) the actual damages incurred by Buyer or Buyer's successors and assigns and the first tier and second tier subsidiaries and (b) $2,500,000.00. Buyers acceptance and recording of the Deed shall be deemed full compliance by Seller of all of its obligations hereunder other than Seller's Surviving Obligations.

     Except for the Surviving Obligations and with reservation by Buyer and the first and second tier subsidiaries of Buyer of any defense or right of contribution or indemnity against Seller or any other party released hereunder in connection with a claim against Buyer or any subsidiary of Buyer brought by a third party pursuant to Article 6, Seller or any party released hereunder, by accepting and recording the Deed, Buyer, for itself and its successors and assigns hereby releases and forever discharges Seller, and their partners, beneficial owners, offices, directors, employees, and agents from any and all claims, acts, debts, demands, actions, causes of action, suits, sums of money, guaranties, bonds, covenants, contracts, accounts, agreements, promises, representations, restitutions, omissions, variances, damages, obligations, costs, response actions, fees and liabilities of every name and nature whatsoever, both at law and in equity, which Buyer and its successors and assigns may now or hereafter have with respect to matters existing as of the Closing Date against Seller, or their partners, beneficial owners, officers, directors, employees, or agents arising in connection with this Contract, the Property, or the transaction contemplated hereby.

     ARTICLE 17. Recording: It is agreed that this Contract shall not be filed for recording in the land records of the City of Alexandria, Virginia. If for any reason before the Closing Buyer files or records a copy of this Contract with any such body other than in connection with an action for specific performance, Seller may elect to terminate this Contract by written notice to Buyer, and in such event, Seller shall be entitled to the Deposit and upon receipt of such Deposit, neither party shall thereafter have any further recourse one to the other hereunder, provided, however, that Buyer shall be required to fulfill its obligations under Articles 6(b), 6(d), 6(g), 15 and 27(a) hereof.

     ARTICLE 18. Notices: Any notice or communication which may be or is required to be given pursuant to the terms of this Contract shall be in writing and shall be sent to the respective party at the address set forth in the first paragraph of this Contract, (i) postage prepaid, by Certified Mail, Return Receipt Requested, or (ii) by a nationally recognized overnight courier service that provides tracing and proof or receipt of items mailed, or to such other address as either party may designate by notice similarly sent or (iii) by facsimile, with an original to be sent by either of the aforesaid methods of delivery. Notices shall be effective upon receipt or attempted delivery if delivery is refused or the party no longer receives deliveries at said address and no new address has been given to the other party pursuant to this paragraph. A copy of any notice to Seller shall also be simultaneously sent to (i) Beacon Capital Partners, One Federal

Street, Boston, MA 02110, Attention: Erin O'Boyle, Senior Vice President, (ii) Beacon Capital Partners, One Federal Street, Boston, MA 02110, Attention:
William A. Bonn, Senior Vice President and General Counsel, and (iii) Goulston & Storrs, 400 Atlantic Avenue, Boston, MA 02110-3333, Attention: Jordan P. Krasnow, Esq. Any notice sent to Buyer shall be sent to (i), CarrAmerica Realty Corporation, 1850 K Street NW, Suite 500, Washington, D.C. 20006, Attn: Tom Levy
(ii) and a copy shall also be simultaneously sent to Mayer, Brown, Rowe & Maw, 1909 K Street, NW, Washington, D.C. 20006, Attn: Scott Morehouse.

     ARTICLE 19. Caption: The captions in this Contract are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Contract or any part hereof.

     ARTICLE 20. Successors and Assigns: (a) This Contract shall be binding upon the parties hereto and their respective successors and assigns.

     (b) Buyer may assign this Contract and the rights or benefits hereof including, without limitation, the benefit of the representations and warranties contained in Article 12 hereof, to any party (or parties) of which Buyer owns or controls not less than fifty-one percent (51%) of the legal and beneficial interests, and to any qualified intermediary pursuant to Article 28, but in any case no such assignment shall relieve Buyer of its obligations hereunder. No such assignment shall be permitted which is inconsistent with any submission to the holders of the Loan and which would affect any consent to assignment given by such holders. The first and second tier subsidiaries formed by Buyer in connection with this transaction are, in addition to Buyer, the beneficiaries of any rights of Buyer and of any obligations owing by Seller hereunder and under the closing documents, as applicable.

     ARTICLE 21. Closing Cost: Except as herein specifically provided, Seller and Buyer shall allocate all closing costs between them in accordance with standard practice in Alexandria, Virginia. Except for the Exhibits attached hereto, each of Seller and Buyer shall be responsible for preparing such documents as it is obligated to deliver pursuant to Article 5 hereof and for its own legal expenses. Seller shall pay the "Grantor" tax pursuant to Virginia Code
Section 58.1802 and Buyer shall pay any and all other deed, transfer and recordation taxes and fees other than recording fees for documents to clear title. Buyer shall pay for its due diligence costs, the fees of its counsel, title insurance, survey and all assumption fees and other costs associated with the assumption of the Loan.

     ARTICLE 22. Governing Law: The laws of the Commonwealth of Virginia shall govern the validity, construction, enforcement and interpretation of this Contract.

     ARTICLE 23. Multiple Counterparts: This Contract may be executed in any number of identical counterparts. If so executed, each of such counterparts shall constitute this Contract. In proving this Contract, it shall not be necessary to produce or account for more than one such counterpart.

     ARTICLE 24. Representations and Warranties of Buyer: Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

     (a) This Contract and all documents executed by Buyer that are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer. This Contract and such documents are, or at the Closing will be, legal, valid, and binding obligations of Buyer, and do not, and, at the time of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

     (b) There are no proceedings pending or, to Buyer's knowledge, threatened against it in any court or before any governmental authority or any tribunal which, if adversely determined, would have a material adverse effect on its ability to purchase the Property or to carry out its obligations under this Contract.

     (c) Buyer shall indemnify and defend Seller against and hold Seller harmless from any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable counsel fees) arising out of any breach by Buyer of its representations and warranties hereunder.

     (d) Buyer has adequate financial resources to fully perform all of its obligations under this Contract, including payment to Seller of the Purchase Price.

     ARTICLE 25. Post-Closing Obligation: After the Closing, Seller and Buyer shall cooperate with one another at reasonable times and on reasonable conditions and shall execute and deliver such instruments and documents as may be necessary in order fully to carry out the intent and purposes of the transactions contemplated hereby. Except for such instruments and documents as the parties were originally obligated to deliver by the terms of this Contract, such cooperation shall be without additional cost or liability.

     ARTICLE 26. Duties and Responsibilities of Escrow Agent: Except as otherwise specifically directed in this Contract, Escrow Agent shall deliver the Deposit (for purposes of this Article 26, the "Escrow") to Seller or Buyer promptly after receiving a joint notice from Seller and Buyer directing the disbursement of the same, such disbursement to be made in accordance with such direction. If Escrow Agent receives notice from Buyer or Seller that the party giving such notice is entitled to the Escrow, which notice shall describe with reasonable specificity the reasons for such entitlement, then Escrow Agent shall
(i) promptly give notice to the other party of Escrow Agent's receipt of such notice and enclosing a copy of such notice and (ii) subject to the provisions of the following paragraph which shall apply if a conflict arises, on the fifth (5th ) day after the giving of the notice referred to in clause (i) above, deliver the Escrow to the party claiming the right to receive it.

     In the event that Escrow Agent shall be uncertain as to its duties or actions hereunder or shall receive instructions or a notice from Buyer or Seller which are in conflict with instructions or a notice from the other party or which, in the reasonable opinion of Escrow Agent, are in conflict with any of the provisions of this Contract, it shall be entitled to take any one or more of the following courses of action:

     (a) Hold the Escrow as provided in this Contract and decline to take any further action until Escrow Agent receives a joint written direction from Buyer and Seller or any order of a court of competent jurisdiction directing the disbursement of the Escrow, in which case Escrow Agent shall then disburse the Escrow in accordance with such direction;

     (b) In the event of litigation between Buyer and Seller, deliver the Escrow to the clerk of any court in which such litigation is pending; or

     (c) Deliver the Escrow to a court of competent jurisdiction and therein commence an action for interpleader, the cost thereof to Escrow Agent to be borne by whichever of Buyer or Seller does not prevail in the litigation.

     Escrow Agent shall not be liable for any action taken or omitted in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Contract and it may rely, and shall be protected in acting or refraining from acting in reliance upon an opinion of counsel and upon any directions, instructions, notice, certificate, instrument, request, paper or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties. In no event shall Escrow Agent's liability hereunder exceed the aggregate amount of the Escrow. Escrow Agent shall be under no obligation to take any legal action in connection with the Escrow or this Contract or to appear in, prosecute or defend any action or legal proceedings which would or might, in its sole opinion, involve it in cost, expense, loss or liability unless, in advance, and as often as reasonably required by it, Escrow Agent shall be furnished with such security and indemnity as it finds reasonably satisfactory against all such cost, expense, loss or liability. Notwithstanding any other provision of this Contract, Buyer and Seller jointly indemnify and agree to hold harmless Escrow Agent against any loss, liability or expense incurred without bad faith on its part and arising out of or in connection with its services under the terms of this Contract, including the cost and expense of defending itself against any claim of liability.

     Except under this Article 26 and, as applicable, Article 27, Escrow Agent is not a party to this Contract. Escrow Agent shall not be bound by any modification of this Article 26 unless the same is in writing and signed by Buyer, Seller and Escrow Agent. From time to time on or after the date hereof, Buyer and Seller shall deliver or cause to be delivered to Escrow Agent such further documents and instruments that fall due, or cause to be done such further acts as Escrow Agent may reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Contract, to evidence compliance with this Contract or to assure itself that it is protected in acting hereunder.

     Escrow Agent shall serve hereunder without fee for its services as escrow agent, but shall be entitled to reimbursement for expenses incurred hereunder, which expenses shall be paid and borne equally by Buyer and Seller, unless such expenses are associated with litigation between Buyer and Seller, in which event they shall be borne by the party that does not prevail in the litigation. Escrow Agent agrees that it will not seek reimbursement for the services of its employees or partners, but only for its actual and reasonably incurred out-of-pocket expenses. Escrow Agent executes this Contract solely for the purpose of consent to, and agreeing to be bound by the provisions of this Article 26, and to the extent applicable to Escrow Agent, Article 3 and Article 27.

     ARTICLE 27. Disclosure.

     (a) Public Disclosure of Contracts. Prior to the Closing, Buyer and its respective officers, directors, employees, consultants, attorneys, advisors, underwriter, potential financial sources and agents will hold in confidence, unless compelled to disclose by judicial or administrative process or applicable law, all documents and information relating to the transaction contemplated by this Contract, including, without limitation, any information relating to the Property provided to Buyer by Seller in connection herewith; provided, however, that Buyer may, prior to the Closing, disclose such information to its officers, directors, employees, consultants, attorneys, advisors and agents so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. If this Contract is terminated prior to the Closing Date, all such confidences not already disclosed shall continue to be maintained. In the event this Contract is terminated, whether before or after the Closing, Buyer and its respective officers, directors, employees, consultants, advisors, attorneys, and agents shall deliver to the Seller, upon request, all documents and other materials, and all copies thereof, obtained from Seller or its agents in connection with this Contract. By execution of this Contract, Escrow Agent hereby agrees to maintain the existence of this Contract and the nature and details of the transaction contemplated hereby in confidence, unless Escrow Agent is required by law to disclose some or all of such information.

     ARTICLE 28. Like Kind Exchange. Buyer may consummate the purchase of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to
(S) 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that: (1) the Exchange does not result in an inability to satisfy the Lender's requirements for the assumption of the Loan, such as, for example, its special purpose entity requirements; (2) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Buyer's obligations under this Agreement; (3) Buyer shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (3) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and
(4) Buyer shall pay any additional, reasonable out of pocket costs that would not otherwise have been incurred by Seller had Buyer not consummated its purchase through the Exchange. Seller shall not by this agreement or acquiescence to the Exchange have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to Buyer that the Exchange in fact complies with (S) 1031 of the Code.

     IN WITNESS WHEREOF, the parties hereto have executed this Contract as an instrument under seal as of the day and date first written above.

In the presence of   SELLER:

                     CANAL CENTER PROPERTIES LLC, a Delaware limited liability company

                     By: ALEXMEZZ LLC, a Delaware limited liability company,
                         its manager

                         By: Beacon Capital Strategic Partners, L.P., a Delaware
                             limited partnership, its manager

                             By: BCP Strategic Partners, LLC, a Delaware limited
                                 liability company, its general partner

                                 By: Beacon Capital Partners, L.P., a Delaware
                                     limited partnership, its sole member

                                     By: Beacon Capital Partners, Inc., a
                                         Maryland corporation, its general
                                         partner


/s/ KATHLEEN M. McCARTHY                 By: /s/ WILLIAM A. BONN
-------------------------                    -----------------------------------
                                             Name:  WILLIAM A. BONN, ESQ.
                                             Title: Hereunto duly authorized
                                                    Senior Vice President &
                                                    General Counsel

                     TRANSPOTOMAC V LLC, a Delaware limited liability company

                     By: ALEXMEZZ LLC, a Delaware limited liability company,
                         its manager

                         By: Beacon Capital Strategic Partners, L.P., a Delaware
                             limited partnership, its manager

                             By: BCP Strategic Partners, LLC, a Delaware limited
                                 liability company, its general partner

                                 By: Beacon Capital Partners, L.P., a Delaware
                                     limited partnership, its sole member

                                     By: Beacon Capital Partners, Inc., a
                                         Maryland corporation, its general
                                         partner


/s/ KATHLEEN M. McCARTHY                 By: /s/ WILLIAM A. BONN
------------------------                     -----------------------------------
                                             Name:  WILLIAM A. BONN, ESQ.
                                             Title: Hereunto duly authorized
                                                    Senior Vice President &
                                                    General Counsel

                     BUYER:

                     CARRAMERICA REALTY CORPORATION


                     By: /s/ KAREN B. DORIGAN
                         ------------------------------------


                     ESCROW AGENT:

                     FIRST AMERICAN TITLE INSURANCE COMPANY


                     By: /s/ JAY MELKONIAN
                         ------------------------------------
                         Name: JAY MELKONIAN
                         Title: NATIONAL UNDERWRITING COUNSEL

     Beacon Capital Strategic Partners, L.P. joins in the execution of the above Contract with respect to its agreements and undertakings set forth in Article 16.

                     Beacon Capital Strategic Partners, L.P., a Delaware limited partnership

                         By: BCP Strategic Partners, LLC, a Delaware limited
                             liability company, its general partner

                             By: Beacon Capital Partners, L.P., a Delaware
                                 limited partnership, its sole member

                                 By: Beacon Capital Partners, Inc., a Maryland
                                     corporation, its general partner


/s/ KATHLEEN M. McCARTHY             By: /s/ WILLIAM A. BONN
------------------------                 ---------------------------------------
                                         Name:  WILLIAM A. BONN, ESQ.
                                         Title: Hereunto duly authorized
                                                Senior Vice President &
                                                General Counsel